Schedule A

to the

Sub-Advisory Agreement

by and between

Exchange Traded Concepts LLC

and

Index Management Solutions LLC

As of March 2, 2012,

as amended January 15, 2013

EXCHANGE TRADED CONCEPTS TRUST

Yorkville High Income MLP ETF

Sustainable North American Oil Sands ETF

Yorkville High Income Composite MLP ETF

Yorkville High Income Infrastructure MLP ETF

Forensic Accounting ETF

Agreed and Accepted:

ADVISER: SUB-ADVISER:

Exchange Traded Concepts, LLC	Index Management Solutions LLC

By: /s/ J. Garrett Stevens	By: /s/ Denise Krisko

Name: J. Garrett Stevens	Name: Denise Krisko

Title: Chief Executive Officer	Title: Chief Investment Officer

Schedule D

to the

Sub-Advisory Agreement

by and between

Exchange Traded Concepts LLC

and

Index Management Solutions LLC

As of January 15, 2013

A. Sub-Advisory Fee. Pursuant to Section 4, the Adviser shall pay the Sub-Adviser compensation at an annual rate based on a percentage of the average daily net assets of each Fund as follows:

Fund	Fee
Yorkville High Income Composite MLP ETF	The greater of 5.5 bps or $10,000 annual minimum
Yorkville High Income Infrastructure MLP ETF	The greater of 5.5 bps or $10,000 annual minimum
Sustainable North American Oil Sands ETF	The greater of 5.5 bps or $10,000 annual minimum
Forensic Accounting ETF	The greater of 4.5 bps or $10,000 annual minimum

Agreed and Accepted:

ADVISER: SUB-ADVISER:

Exchange Traded Concepts, LLC	Index Management Solutions LLC

By: /s/ J. Garrett Stevens	By: /s/ Denise Krisko

Name: J. Garrett Stevens	Name: Denise Krisko

Title: Chief Executive Officer	Title: Chief Investment Officer